MASTER AGREEMENT

Between:

Hydrex Technologies, LLC

and

Freestone Resources, Inc.

Effective Date:

June 8, 2011

TABLE OF CONTENTS

Section 1.	Definitions: Construction	1
1.1	Definitions	1
1.2	Construction	5

Section 2.	License of Licensed Property	5
2.1	Grant of License	5
2.2	Delivery of License Deliverables	7
2.3	License Fee	7
2.4	Referrals	8
2.5	Lost Territory	8
2.6	Right of First Refusal	8

Section 3.	CONSULTING SERVICES	8
3.1	Consulting Services	8

Section 4.	Intellectual Property Rights and Obligations	9
4.1	Ownership of Intellectual Property Rights	9
4.2	Developments of Improvements; Collaboration	9
4.3	Periodic Review of Intellectual Property Rights	10
4.4	Registration of Intellectual Property Rights	10

Section 5.	Purchase and Supply of ORU Components and Solvent	11
5.1	Purchase and Supply of ORU Components	11
5.2	Purchase of Solvent	11
5.3	Audit	12
5.4	Alternate Solvent Source	12
5.5	Alternate Solvent Source Fee	12

Section 6.	Representations and Warranties of Freestone	12
6.1	General Representations and Warranties of Freestone	12
6.2	Representations and Warranties Regarding Intellectual Property Rights	13
6.3	ORU-Specific Representations and Warranties of Freestone	15
6.4	Freestone Solvent-Specific Representation and Warranties	15

Section 7.	Representations and Warranties of Hydrex	15
7.1	General Representations and Warranties of Hydrex	15

Section 8.	Indemnification	16
8.1	Indemnification by Freestone	16
8.2	Indemnification by Hydrex	16
8.3	Third Party Claims	16
8.4	Right to Set Off	17

Section 9.	Limitation on Liability	17
9.1	Limitation on Monetary Damages	17
9.2	Specific Performance	17

Section 10.	Termination	18
10.1	Termination by Freestone	18
10.2	Termination by Hydrex	18

Section 11.	Non-Competition	18
11.1	Non-Competition Agreement with Key Employees and Principals	18

Section 12.	Confidentiality and publicity	18
12.1	Protection of Confidential Information	18
12.2	Exceptions to Confidential Treatment	18
12.3	Breach of Confidentiality Obligations	19
12.4	Publicity	19

Section 13.	General	19
13.1	Warrants	19
13.2	Notices	19
13.3	Dispute resolution	20
13.4	Assignment	22
13.5	Independent Parties	22
13.6	Severability	23
13.7	Waiver	23
13.8	Governing Law	23
13.9	Entire Agreement	23
13.10	Counterparts	23

EXHIBITS

Exhibit A	Solvent
Exhibit B	Licensed Property
Exhibit C	License Deliverables
Exhibit D	Financial Terms
Exhibit E	Software
Exhibit F	Key Freestone Employees and Principals
Exhibit G	Form of Non-Competition Agreement

MASTER AGREEMENT

THIS MASTER AGREEMENT (this “Agreement”) is made and entered into as of June 8, 2011 (the “Effective Date”) by and between Hydrex Technologies, LLC , a Texas limited liability company (“Hydrex”), and Freestone Resources, Inc., a Nevada corporation (“Freestone”).

RECITALS

WHEREAS, Hydrex has been formed primarily to conduct the business of, directly or indirectly, recovering crude oil from oil sands, sludge and certain other natural resources and waste products, commercially exploiting such crude oil and manufacturing the equipment necessary to perform such recovery;

WHEREAS, Freestone has developed certain technology, including a working (miniature) prototype of certain equipment, useful for providing an oil recovery solution and is the owner of, or has acquired the rights to, the Licensed Property (as hereinafter defined);

WHEREAS, Hydrex desires to license from Freestone, and Freestone desires to license to Hydrex, the Licensed Property on an exclusive basis within the Licensed Territory (as hereinafter defined) upon the terms and conditions set forth herein;

WHEREAS, in connection with the transactions contemplated hereby, Hydrex desires to manufacture and fabricate, or cause to be manufactured or fabricated, a certain number of ORUs (as hereinafter defined) for use in its business, or to sublicense others to do so; and

WHEREAS, as a material inducement to Hydrex to enter into this Agreement, Freestone has agreed to cause certain key employees and principals to enter into non-competition agreements with Hydrex and to grant to Hydrex certain warrants to purchase common stock of Freestone as described herein;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.             Definitions; Construction

1.1                Definitions.

(a)                 “AAA” has the meaning set forth in Section 13.2(c).

(b)                 “Actions or Proceedings” means any actual or threatened actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits.

(c)                 “Affiliate” means any Person that controls, is controlled by or is under common control with another Person, and “control” (including “controlled” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, a limited liability company is an Affiliate of its managers (or its members, if member-managed), a limited partnership is an Affiliate of its general partner, and each entity in a chain of wholly or majority-owned entities is an Affiliate of each other entity in such chain.

(d)                 “Agreement” has the meaning set forth in the Preamble.

(e)                 “Alternate Component Sources” has the meaning set forth in Section 5.1(c).

(f)                  “Alternate Solvent Sources” has the meaning set forth in Section 5.4.

(g)                 “Commercialization Date” has the meaning set fort in Section 2.1(f).

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(h)                 “Commercialization Period” has the meaning set fort in Section 2.1(g).

(i)                   “Confidential Information” has the meaning set forth in Section 12.1.

(j)                  “Conflict” has the meaning set forth in Section 6.1(c).

(k)                 “Consideration” means the aggregate License Fees payable hereunder.

(l)                   “Consultant” has the meaning set forth in Section 3.1.

(m)               “Contract” means any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license.

(n)                 “Derivative Works” means works within the definition of “derivative works” as defined in Section 101 of the U.S. Copyright Law (17 U.S.C. Section 101).

(o)                 “Development Committee” has the meaning set forth in Section 4.2(a).

(p)                 “Dispute” has the meaning set forth in Section 13.2.

(q)                 “Election Notice” has the meaning set forth in Section 2.6.

(r)                  “Effective Date” means the date of this Agreement.

(s)                  “Force Majeure” means the occurrence of any event or the existence of any circumstances that make it impracticable for a party, without unreasonable effort or expense, to perform or fulfill a task, duty or obligation within a period of time or by a specified date, including but not limited to fire, explosion, flood or other natural disaster, war, act of terrorism, theft, vandalism, strike or other labor disturbance or interruption, shortage of materials, embargo, governmental or legal restrictions, failure of performance by any third party (including without limitation the deficient or untimely delivery by any Licensed Supplier of any ORU components pursuant to the agreements to be entered into between Hydrex or an Affiliate and such Licensed Suppliers), act of God, or any other event beyond such party’s reasonable control.

(t)                  “Freestone” means Freestone Resources, Inc. and its Affiliates, collectively.

(u)                 “Freestone Indemnified Parties” has the meaning set forth in Section 8.2.

(v)                 “Freestone IP” has the meaning set forth in Section 4.1(a).

(w)                “Good Cause,” when used in reference to a Person, means such Person has been reasonably demonstrated to have a general reputation for poor manufacturing quality or to have consistently or repeatedly engaged in unethical business practices, failed to reasonably protect its own Intellectual Property Rights, misappropriated the Intellectual Property Rights of third parties, failed to pay or perform its legal or financial obligations on a timely basis or violated applicable law.

(x)                 “Governmental Entity” means any court, administrative agency or commission or other federal, state, county, local or other U.S. or foreign governmental authority, instrumentality, agency or commission.

(y)                 “Hydrex” means Hydrex Technologies, LLC, a Texas limited liability company.

(z)                 “Hydrex Improvement” has the meaning set forth in Section 4.1(c).

(aa)             “Hydrex Indemnified Parties” has the meaning set forth in Section 8.1.

(bb)             “Hydrex IP” has the meaning set forth in Section 4.1(c).

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(cc)              “Hydrex Licensees” has the meaning set forth in Section 2.1(d).

(dd)             “Improvement” means any Patents, Know-how, inventions, technologies, concepts, developments, formulae, compositions, designs, drawings, specifications, procedures, methods, additions, alterations, modifications or improvements, whether patented or unpatented, together with accumulated skills and experience, taken individually or collectively, that may be conceived, designed, created, or invented that is within the scope of, based on, derived from or inspired by, the Licensed Property.

(ee)              “Improvement Notice” has the meaning set forth in Section 4.2(a).

(ff)               “Indemnified Party” has the meaning set forth in Section 8.3(a).

(gg)              “Indemnifying Party” has the meaning set forth in Section 8.3(a).

(hh)             “Independent Developments” has the meaning set forth in Section 4.1(b).

(ii)                 “Intellectual Property Rights” means the rights associated with the following anywhere in the world: (a) patents and utility models, and applications therefor (including any continuations, continuations-in-part, divisionals, reissues, renewals, extensions or modifications for any of the foregoing) (“Patents”); (b) trade secrets, Know-how and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights, copyright registrations and applications therefor, moral rights and all other rights corresponding to the foregoing (“Copyrights”); (d) industrial design rights and any registrations and applications therefor (“Industrial Designs”); (e) databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of any jurisdiction, whether registered or unregistered, and any applications for registration therefor (“Database Rights”) and (f) any similar, corresponding or equivalent rights to any of the foregoing.

(jj)                “Know-how” means the unpatented inventions, formulae, compositions, designs, drawings, specifications, procedures and methods, together with any accumulated skills and experience.

(kk)             “License” has the meaning set forth in Section 2.1(a).

(ll)                 “License Deliverables” shall be the tangible copies of the Licensed Property (as described in Exhibit B) and services (such as training sessions and meetings) relating to the transfer of the Licensed Property to be provided to Hydrex, including but not limited to detailed design and specifications of the Licensed Property, Know-how, component Know-how, training sessions, meetings and list of Freestone personnel that will be made available to facilitate transfer of the Licensed Property as more specifically and completely set forth on Exhibit B.

(mm)         “License Fee” means the amounts set forth on Exhibit D payable by a Hydrex Licensee in consideration of the License.

(nn)             “License Royalty” means the royalty payments set forth on Exhibit D.

(oo)             “Licensed Property” means Freestone’s design, development, research and technology that is related to ORUs, including, without limitation, intangible and tangible embodiments, whether in electronic, written or other media, of designs, design and manufacturing documentation (such as bill of materials, build instructions and test reports), schematics, algorithms, routines, software, databases, lab notebooks, development and lab equipment, processes, prototypes and devices, Derivative Works or Improvements of the foregoing (including any work product) owned or controlled by Freestone. Licensed Property includes the Intellectual Property Rights in any of the foregoing, including any Intellectual Property Rights related thereto licensed or acquired from third parties. Without limiting the foregoing, Exhibit B sets forth a list of items, components, elements and parts included in or related to the Licensed Property as of the Effective Date, including but not limited to Patents, Patent applications, unregistered Trademarks, Trademark registrations and applications, unregistered Copyrights, Copyright registrations and applications, Trade Secrets, Know-how, technical and business information and third party licenses.

(pp)             “Licensed Suppliers” means SRS Engineering Corporation (“SRS”) and KWS Manufacturing Co., Ltd. (“KWS”).

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(qq)             “Licensed Territory” means (a) the States of Arkansas, Arizona, California, Colorado, Kansas, Louisiana, New Mexico, Oklahoma, and Texas; (b) the Republic of Trinidad and Tobago; and (c) any new States added pursuant to Section 2.6 or by mutual agreement of the parties; provided, that the Licensed Territory is subject to reduction on a State-by-State basis pursuant to Section 2.1(f) and (g). For the purposes of this Agreement a specifically identified geographic region will be referred to as a “State.”

(rr)                “Lien” means any mortgage, lien, pledge, charge, security interest, claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, restriction on the creation of any of the foregoing, restriction (such as a license or other obligation to a third party) that would in any way diminish Hydrex’s rights under this Agreement, or encumbrance of any kind whatsoever, whether relating to an asset or right or profits therefrom.

(ss)               “Loss” or, collectively, “Losses” has the meaning set forth in Section 8.1.

(tt)                “New License” has the meaning set forth in Section 2.6.

(uu)             “Offer Notice” has the meaning set forth in Section 2.6(a).

(vv)             “Operator” means Hydrex Oil Recovery Services, LLC, an Affiliate of Hydrex.

(ww)           “ORU” means an oil recovery unit manufactured or fabricated by or for Hydrex using the Licensed Property and the detailed specifications of which have been previously provided by Freestone to Hydrex in writing. Hydrex shall own all rights in and to the term “ORU,” including the right to use and register as a trademark.

(xx)             “ORU Specifications” means the detailed specifications described in the definition of “ORU,” above.

(yy)             “Person” (whether or not capitalized) shall mean a corporation, an association, a partnership, a limited liability company or other business entity, an individual or a Governmental Entity.

(zz)              “Purchase Order” has the meaning set forth in Section 5.2(b).

(aaa)          “Right of First Refusal” has the meaning set forth in Section 2.6.

(bbb)          “ROFR Territory” means the States of Idaho, Montana, Nebraska, Nevada, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming and any lost States as set forth in Section 2.6.

(ccc)           “Software” has the meaning set forth in Section 6.2(l).

(ddd)          “Solvent” means solvent based on Freestone’s proprietary formula as described on a confidential basis on Exhibit A.

(eee)           “Solvent Purchase Price” has the meaning set forth in Section 5.2(b).

(fff)             “Tax” or, collectively, “Taxes” means (i) any and all national, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

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(ggg)           “Territory” means the Licensed Territory and the ROFR Territory, collectively.

(hhh)          “Third Party Claim” has the meaning set forth in Section 9.3(a).

1.2                Construction.

(a)                 For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)                 Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)                 As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)                 Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections and Exhibits to this Agreement.

(e)                 The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

Section 2.             License of Licensed Property

2.1                Grant of License.

(a)                 Freestone hereby grants to Hydrex the exclusive (including with respect to Freestone) right and license to use, have used, copy, prepare Derivative Works of and Improvements upon, store, modify, reproduce, display, perform, distribute, sell, offer for sale, import, assemble, export, and subject to Section 5.1 make or have made thirty (30) ORUs, and otherwise exploit the Licensed Property in any and all manners for any and all purposes in the Licensed Territory (the “License”), effective as of the Effective Date. Additionally, Hydrex will have the right to replace any ORU that is damaged, stolen or otherwise rendered unserviceable.

(b)                 Freestone hereby agrees that it shall not grant any other license to the Licensed Property, or any portion or element thereof, within the Licensed Territory for as long as Hydrex has exclusive rights under the License therein. In addition, Freestone shall not grant any license or rights or engage or participate in or continue any activity that is, or is reasonably likely to be, competitive with Hydrex’s or a Hydrex Licensee’s use or intended use of the Licensed Property as contemplated by the License within the Territory. Freestone shall not, without Hydrex’s prior written consent, sell or provide, or cause or permit others to sell or provide, Solvent to any person or entity in the Licensed Territory or in circumstances in which Freestone knows or has reasonable cause to believe that any person or entity would use the Solvent in the Territory in a manner that is reasonably likely to be competitive with Hydrex’s or a Hydrex Licensee’s use or intended use of the Licensed Property as contemplated by the License.

(c)                 Freestone shall take no action (including without limitation the exercise of any rights reserved by Freestone and not granted to Hydrex hereunder) that would, or would reasonably be expected to, diminish the value of the Licensed Property or derogate, impair or limit Hydrex’s rights hereunder, including without limitation the right to use the Licensed Property as contemplated hereby. Freestone shall not use the Licensed Property, either inside or outside the Licensed Territory, in a manner that does, or is reasonably likely to, diminish the value of the Licensed Property or derogate, impair or limit Hydrex’s rights in the Territory hereunder. For example, and without limiting the generality of the foregoing sentences, Freestone shall not publish or disclose any Trade Secret or Know-how relating to the Licensed Property to any third party without first entering into a confidentiality agreement with such third party that is at least as restrictive as the confidentiality restrictions set forth herein.

(d)                 Hydrex may grant (i) sublicenses to the Licensed Property (and the use of the License Deliverables) and (ii) the right to manufacture, assemble and use ORUs and to purchase and use Solvent in the Licensed Territory to Affiliates and unaffiliated parties (the “Hydrex Licensees”). Hydrex may sell, lease or otherwise provide ORUs to a Hydrex Licensee and may operate ORUs on behalf of such Hydrex Licensee or may permit such Hydrex Licensee to operate such ORUs on its own behalf. The terms and conditions of the foregoing sublicenses and arrangements shall be determined by Hydrex in its sole discretion, provided that Hydrex shall give Freestone the opportunity to review the terms and conditions of any sublicense with a Hydrex Licensee that is not an Affiliate of Hydrex prior to Hydrex’s execution thereof, and Freestone shall have the opportunity to object to such sublicense solely on the basis of Good Cause with respect to the proposed sublicensee. ORUs produced by or on behalf of Hydrex for sublicensing will be subject to the License Royalty payments set forth on Exhibit D.

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(e)                 Hydrex anticipates using (but is not obligated to use) Operator as the entity that will be responsible for supervising the fabricating, manufacturing, delivering, assembling, placing into service, and operating the ORUs on behalf of Hydrex Licensees. Hydrex may also engage other Affiliates or unaffiliated parties to operate the ORUs, or to perform any other services, in the Licensed Territory on its behalf or on behalf of Hydrex Licensees. The terms and conditions of the foregoing arrangements shall be determined by Hydrex in its sole discretion. Notwithstanding the engagement of Operator or other parties to conduct the activities contemplated by this paragraph (e), Hydrex agrees that it shall at all times during the term of this Agreement maintain commercial liability insurance in such amounts as it reasonably deems necessary with respect to the risks to Hydrex and Hydrex Licensees relating to the operation of ORUs (including ORUs into which Improvements have been incorporated as contemplated by Section 5.1(e)) and the use of the Solvent as contemplated by this Agreement.

(f)                  The exclusive rights under the License set forth in this Section 2.1 shall be subject to termination on a State-by-State basis in the event that neither Hydrex nor a Hydrex Licensee has placed a fully operable ORU capable of commercial operation in such State within three (3) years after the date on which Hydrex places its first ORU into commercial operation in the Licensed Territory (the “Commercialization Date”). Hydrex will provide Freestone with written notice of the Commercialization Date within thirty (30) days of its occurrence. The three (3)-year period shall be extended on a day-by-day basis to the extent any delay in placing an ORU in service is due to any failure or delay in performance by Freestone of its obligations hereunder or the occurrence or existence of a Force Majeure. Freestone acknowledges and agrees that Hydrex has the right, but not the obligation, to make or have made ORUs and otherwise to exploit the Licensed Property as stated in Section 2.1(a) above and that any failure by Hydrex, whether intentional or unintentional, voluntary or involuntary, avoidable or unavoidable, to place the first or any subsequent ORU into service within the time periods specified herein, or at all, shall not constitute a breach or default under any provision of this Agreement, and that Freestone’s sole recourse related to such failure shall be its right to terminate Hydrex’s exclusive rights under the License on a State-by-State basis as provided in this paragraph (f).

(g)                 Hydrex will have the irrevocable option to extend the three (3)-year period set forth in paragraph (f) above for up to two (2) additional years. Hydrex may elect to extend by providing written notice to Freestone thirty (30) days prior to the end of the initial three-year period. Hydrex may elect to extend for two (2) years by paying an extension fee of Three Hundred Thousand Dollars ($300,000.00); or alternatively, Hydrex may elect to extend for one (1) year by paying an extension fee of One Hundred Fifty Thousand Dollars ($150,000.00), in which event it may subsequently extend for a second year by giving written notice to Freestone thirty (30) days prior to the end of the initial one-year extension period and paying an additional One Hundred Fifty Thousand Dollars ($150,000.00). In each case payment will be due within thirty (30) days after Hydrex gives the written notice of election to Freestone. All extension fees paid will be non-refundable, but will be applied as credits against all succeeding License Fee payments set forth on Exhibit D until recouped in full by Hydrex. As used in this Agreement, the “Commercialization Period” means the period beginning on the Effective Date and ending at the close of business on the Commercialization Date, as the same may be extended pursuant to this Section 2.1(g).

(h)                 The exclusive rights under the License set forth in this Section 2.1 shall also be subject to termination at the election of Freestone in the event that Hydrex has not obtained financing, or a commitment to finance, in an aggregate amount equal to at least Three Million Dollars ($3,000,000.00) for the purpose of commencing operations under this Agreement (including but not limited to the production of the first ORU) by no later than the first anniversary of the Effective Date or, if a Force Majeure exists on such anniversary date, no later than thirty (30) days after the Force Majeure no longer exists. The amount required to be obtained by such date in order to preserve such exclusive rights shall be reduced if Hydrex presents reasonable evidence to Freestone that a lower amount will be sufficient to complete the production of the first ORU. Hydrex makes no representations, warranties or guarantees that it will be able to obtain any financing, or commitment to finance, for purposes of commencing operations under this Agreement, in an amount sufficient for such purpose or any other amount, and Hydrex has no obligation to seek or accept any offer of financing. Freestone acknowledges and agrees that any failure by Hydrex, whether intentional or unintentional, voluntary or involuntary, avoidable or unavoidable, to obtain any financing or to commence the intended operations under this Agreement within the time periods specified herein, or at all, shall not constitute a breach or default under any provision of this Agreement, and that Freestone’s sole recourse related to such failure shall be its right to terminate Hydrex’s exclusive rights under the License as provided in this paragraph (h).

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2.2                Delivery of License Deliverables.

(a)                 Freestone agrees to deliver to Hydrex, at no additional cost to Hydrex, the License Deliverables in accordance with the schedule and manner set forth on Exhibit C attached hereto and incorporated herein by reference. On an on-going basis during the term of the License, Freestone shall inform Hydrex of any updates to the License Deliverables or Licensed Property, including without limitation such updates that are Derivative Works or Improvements to the License Deliverables or Licensed Property, and shall provide Hydrex with any such updates promptly after such updates become available.

(b)                 In addition to the License Deliverables, Freestone shall, within a mutually agreed time following execution of this Agreement (i) provide detailed training sessions of the Licensed Property; (ii) arrange for meetings between Freestone personnel and Hydrex personnel to transfer Know-how and other knowledge regarding the Licensed Property to Hydrex; (iii) make available appropriate personnel and resources to respond to requests and inquiries from Hydrex regarding the Licensed Property; and (iv) provide such other services and resources as may be reasonably requested by Hydrex.

(c)                 At Hydrex’s election, Hydrex may require Freestone to enter into an escrow agreement with an escrow agent selected by Hydrex and reasonably acceptable to Freestone for any plans, specifications and Solvent formula(s) included in the Licensed Property. In such event, Freestone shall deposit into the escrow account and shall keep on deposit for so long as Hydrex pays the cost of such escrow, a full set of Freestone’s fully annotated plans, specifications and Solvent formula(s) relating to the Licensed Property. Freestone’s deposited materials shall be timely updated by Freestone when any material change is made to the applicable plans, specifications or Solvent formula(s). The escrow agent shall be directed, pursuant to the escrow agreement, to release to Hydrex all deposited materials in the event that (i) Freestone ceases to remain in business or proceedings have been instituted by or against Freestone (including without limitation proceedings under Chapter 7 of the United States Bankruptcy Code) that are intended to lead to a dissolution of Freestone or the cessation of its business, or Freestone publicly announces its intention to take, or cause or permit to be taken, any action that would be reasonably likely to result in the commencement of such proceedings, (ii) a receiver is appointed over Freestone’s assets or Freestone makes an assignment for the benefit of creditors or (iii) any arbitration award is rendered in Hydrex’s favor pursuant to a proceeding held in accordance with Section 13.3 of this Agreement relating to a breach or default of this Agreement by Freestone. In addition, Freestone shall deliver to each Person engaged by it to produce Solvent a written instrument, in a form approved by Hydrex and its counsel, instructing and granting permission to such Solvent supplier to supply Solvent, using Freestone’s proprietary formulas, directly to Hydrex (without any further act on the part of Freestone or any court being required) in the event that any bankruptcy or insolvency proceedings have been instituted by or against Freestone (other than proceedings intended to lead to a dissolution of Freestone or the cessation of its business, which shall be governed by the preceding sentence), or Freestone publicly announces its intention to take, or cause or permit to be taken, any action that would be reasonably likely to result in the commencement of such proceedings. Such written instrument shall state that the Solvent supplier’s right to provide Solvent directly to Hydrex will terminate upon the termination of such proceedings and/or the complete dismissal or discharge of Freestone therefrom, and Hydrex will thereafter resume obtaining Solvent from Freestone in accordance with the terms of this Agreement; provided, however, that nothing herein shall prevent Hydrex or a Solvent supplier from fully complying with the terms and conditions of any orders for Solvent made by Hydrex after the commencement or announcement of such proceedings and prior to such termination, dismissal or discharge. Freestone shall deliver such written instrument to such Solvent suppliers upon the earlier of the commencement of any such proceeding, a public announcement contemplated by this paragraph or a request from Hydrex (which Hydrex may make at any time).

2.3                License Fee.

In consideration of the License granted to Hydrex hereunder, Hydrex or the Hydrex Licensees, as appropriate, shall pay Freestone the License Fee set forth on Exhibit D attached hereto and incorporated herein by reference. The License Fee shall be payable in accordance with the payment terms set forth on Exhibit D.

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2.4                Referrals.

In the event that at any time during the term of this Agreement Freestone receives an inquiry from any person or entity with respect to an ORU in the Licensed Territory (whether such inquiry regards ownership, use or related services) Freestone will (i) notify Hydrex of such inquiry and (ii) refer such person or entity to Hydrex for the negotiation of a sublicense or other arrangement (which shall be determined in Hydrex’s sole discretion) with respect to the Licensed Property and ORU in the Licensed Territory.

2.5                Lost Territory.

In the event Hydrex or a Hydrex Licensee places a fully operational ORU capable of commercial operation in a State within the Licensed Territory within the Commercialization Period and, following the Commercialization Period, ceases operation in such State for a period of more than one hundred eighty (180) consecutive days (not counting any period of time during which a Force Majeure exists) Hydrex or such Hydrex Licensee will lose its exclusive rights in such State; provided, however, that Hydrex may extend such one hundred eighty (180)-day period by an additional ninety (90) days by payment to Freestone of an extension fee of One Hundred Thousand Dollars ($100,000.00), and provided further, that any State for which Hydrex loses its exclusive rights under this Section 2.5 will be added to the ROFR Territory and be subject to Section 2.6 below.

2.6                Right of First Refusal.

In the event that Freestone intends to grant a license to the Licensed Property in the ROFR Territory to a third party, including an Affiliate of Freestone (a “New License”), Hydrex shall have a right of first refusal (the “Right of First Refusal”) with respect to the New License as set forth in this Section 2.6. For purposes of clarity, Hydrex acknowledges that Freestone shall have the right to conduct negotiations with any third party regarding the potential grant of a New License to such third party without disclosing to Hydrex the existence or content of such negotiations, provided that Freestone complies with its duties and obligations under this Section 2.6 prior to entering into or granting, or agreeing to enter into or grant, a New License to any third party.

(a)                 Prior to consummating a New License with any third party, Freestone shall deliver notice to Hydrex stating the terms and conditions of the New License that Freestone has determined to accept, including, without limitation, the consideration to be paid, the material terms of such offer, the name and address of the prospective licensee and, in the case of written materials provided to prospective licensees, copies of such materials (an “Offer Notice”). Freestone shall keep Hydrex informed on a prompt basis of the status, terms and substance of any discussions or negotiations of any such proposed New License from and after the date on which the Offer Notice is given. Freestone shall not enter into or grant, or agree to enter into or grant, any such New License unless and until the Right of First Refusal has expired without exercise by Hydrex, or has otherwise been waived by Hydrex, pursuant to the terms of this Section 2.6.

(b)                 Hydrex shall have a period of thirty (30) days from the date of receipt of the Offer Notice to elect to exercise its Right of First Refusal and match the lower of (i) the offered terms or (ii) the terms hereunder by delivering written notice to Freestone of its election to do so (the “Election Notice”). If Hydrex fails to deliver the Election Notice within thirty (30) days of receipt of the Offer Notice or if Hydrex waives its Right of First Refusal in writing, then Hydrex shall be deemed to have waived the Right of First Refusal, and Freestone shall have ninety (90) days to consummate the New License with the third party upon terms no more favorable to the licensee than those set forth in the Offer Notice.

(c)                 If the New License to the third party is not completed within ninety (90) days of the waiver of Hydrex’s Right of First Refusal or if the terms of the New License to the third party are more favorable to the licensee in any respect than the terms set forth in the Offer Notice delivered to Hydrex, then Freestone shall not consummate the proposed New License with the third party and Hydrex’s Right of First Refusal shall renew, and Freestone shall be required to follow the procedure outlined in this Section 2.6 with respect to any subsequent offer to grant a license to the same or any other third party.

Section 3.             CONSULTING SERVICES

3.1                Consulting Services.

On or as soon as practicable after the Effective Date, Freestone will make available to Operator and Operator will engage Cade Carter (the “Consultant”) under an Independent Contractor Consulting Services Agreement containing such terms and conditions as the Operator and the Consultant may agree.

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Section 4.             Intellectual Property Rights and Obligations

4.1                Ownership of Intellectual Property Rights.

(a)                 Any Intellectual Property Right that is (i) owned, controlled or provided by, or licensed to Freestone prior to the Effective Date or (ii) owned, controlled, developed, created or provided by, or licensed to Freestone after the Effective Date and that is developed or created by Freestone independently and not on behalf of Hydrex (collectively, the “Freestone IP”) shall continue to be owned by Freestone and shall not become the property of Hydrex. Hydrex expressly acknowledges that Freestone shall own all Intellectual Property Rights in and to the Freestone IP, and that all use of such rights as they may be used by Hydrex shall inure to the benefit of Freestone.

(b)                 In the event that during the term of this Agreement Freestone develops or acquires any Know-how or Intellectual Property Rights that (i) are not Derivative Works or Improvements to the Licensed Property, (ii) do not otherwise fall within the scope of Licensed Property, and (iii) are developed or acquired independently by Freestone (any Know-how or Intellectual Property Right that satisfies each of the foregoing clauses (i) though (iii), inclusive, is hereinafter referred to as an “Independent Development”), such Independent Development will be the exclusive property of Freestone and will not be subject to the License set forth in the Agreement. Freestone will negotiate in good faith the grant of a license of Independent Developments to Hydrex in the Licensed Territory upon mutually agreeable terms and conditions, but in no event less favorable terms than offered by Freestone to a third party.

(c)                 Any Intellectual Property Right (i) owned, controlled or provided by Hydrex, a Hydrex Licensee, or Hydrex’s suppliers or consultants other than Freestone, prior to the Effective Date or (ii) owned, controlled, developed, created or provided by, or licensed to Hydrex (other than the Licensed Property) or on behalf of Hydrex after the Effective Date and that is developed or created by Hydrex (and not a Derivative Work or Improvement to the Licensed Property) (collectively the “Hydrex IP”), shall continue to be owned by Hydrex and shall not become the property of Freestone.

4.2                Development of Improvements; Collaboration.

(a)                 In the event that Hydrex wishes to develop or have Freestone develop an Improvement under this Agreement, it shall provide written notice thereof to Freestone (an “Improvement Notice”). Within ten (10) business days of Hydrex’s delivery of the Improvement Notice, Freestone and Hydrex will meet to discuss the proposed Improvement. If Freestone does not wish to participate in development of the Improvement, Hydrex may proceed to do so at its own cost and expense, in which event the Improvement will be owned by Hydrex, provided that Hydrex will negotiate in good faith the grant of a license of such Improvement to Freestone outside of the Territory upon mutually agreeable terms and conditions. If Freestone wishes to participate in the development of the Improvement, each Party shall appoint a representative to serve on a joint development committee to oversee the design and development of such Improvement agreed to be developed by the Parties hereunder (each, a “Development Committee”). Each Party may freely change its representative upon written notice delivered to the other Party.

(b)                 With respect to each co-developed Improvement, the responsibilities of its Development Committee shall include, but not be limited to, the following: (i) to approve and adopt the development plan; (ii) to formulate overall strategy for the co-developed Improvement; (iii) to establish specifications for such co-developed Improvement; (iv) to review all results of the development work, and, if necessary, direct modifications of the goals and scope of such work consistent with this Section 4.2; and (v) to coordinate the exchange of information between the Parties regarding the design and development of such co-developed Improvement.

(c)                 The Development Committee shall negotiate in good faith mutually agreeable terms pursuant to which such co-developed Improvement shall be developed pursuant to this Agreement, including, without limitation, establishing (i) the parameters and design specifications for such co-developed Improvement; (ii) the budget for each phase of the development and design process; (iii) each party’s specific duties and obligations with respect to the development of such co-developed Improvement; (iv) the allocation among the Parties of the costs and expenses related to such co-developed Improvement; and (v) a timeline of the development of and delivery dates relating to such co-developed Improvement.

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(d)                 The Development Committee shall negotiate in good faith mutually agreeable terms pursuant to which such Improvement shall be commercially exploited, including, without limitation, establishing (i) provisions for each Party to recapture its costs of development of the Improvement; (ii) ownership of the co-developed Improvement; (iii) licensing of the co-developed Improvement by Freestone to other licensees and royalties to Hydrex in such event based on the contribution by Hydrex to such co-developed Improvement.

(e)                 This Section 4.2 does not apply to Hydrex IP that (i) is made by Hydrex, independent of any Confidential Information of Freestone or joint development by Freestone, or (ii) is acquired from a third party by Hydrex.

4.3                Periodic Review of Intellectual Property Rights

. Hydrex and Freestone, or their representatives, shall meet on a regular basis, no less than once per year, to discuss in good faith and to disclose to the other party (i) the existing and any new Intellectual Property Rights with respect to the Licensed Property and (ii) the status of the filing, prosecution and maintenance of any and all Patent applications and Patents, Trademark applications and Trademarks, Copyright registrations and Copyrights with respect to such Intellectual Property Rights, and to provide tangible copies of such Patent applications and Patents, Trademark applications and Trademarks, Copyright registrations and Copyrights, designs, Know-how, trade secrets or other materials related to such new Intellectual Property Rights to the other party. Without limiting the generality of the foregoing, Freestone shall notify Hydrex in writing as soon as practicable, but in any event at least sixty (60) days prior to the applicable final bar date, of any Intellectual Property Right with respect to the Licensed Property, for which (i) Freestone does not intend to file, prosecute or maintain the associated Patent applications and Patents, Trademark applications and Trademarks, Copyright registrations and Copyrights, (ii) Freestone intends to seek limited rights (e.g., in a select number of countries), or (iii) Freestone is considering abandoning or limiting the breadth of prosecution.

4.4                Registration of Intellectual Property Rights.

(a)                 Each party or its designee will have sole control over the filing, prosecution and maintenance of any and all Patent applications and Patents, Trademark applications and Trademarks, Copyright registrations and Copyrights in the Freestone IP or Hydrex IP, as applicable, whether pending or not yet filed as of the Effective Date.

(b)                 Notwithstanding the foregoing, in the event (A) Hydrex receives notice from Freestone in writing pursuant to Section 4.4 that Freestone does not intend to timely file, prosecute and maintain any Intellectual Property Rights with respect to the Licensed Property or maintain same as Trade Secrets, or (B) Hydrex identifies and notifies Freestone of such Intellectual Property Rights with respect to the Licensed Property and Freestone does not either notify Hydrex of its intent to maintain same as Trade Secrets or file, prosecute and maintain such Intellectual Property Rights within thirty (30) days of receipt of notice from Hydrex, Hydrex shall have the right, upon written notice to Freestone, to file, prosecute and maintain such particular Intellectual Property Rights that Freestone does not intend to pursue, and Hydrex shall become the owner of such Intellectual Property Rights; provided that Hydrex shall grant to Freestone a fully paid up, non-exclusive license outside of the Territory to the Intellectual Property Rights that it has so filed, prosecuted and maintained. Prior to the exercise by Hydrex of its right to file, prosecute and maintain any Intellectual Property Rights in accordance with this Section 4.4(b), Hydrex and Freestone shall discuss in good faith and mutually agree on whether to keep such Intellectual Property Rights as Trade Secrets. In the event Hydrex exercises its rights under this Section 4.4(b), Freestone agrees that it shall assist Hydrex with the filing, prosecution and maintenance of the applicable Intellectual Property Rights and, accordingly, Freestone agrees to make available to Hydrex or its counsel, at Hydrex’s expense, inventors and other reasonably necessary persons employed by it for interviews and/or testimony to assist in good faith in further filing, prosecution or maintenance of such Intellectual Property Rights, including the signing of documents related thereto.

(c)                 Each party will promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Intellectual Property Rights with respect to the Licensed Property and permit each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of the Intellectual Property Rights with respect to the Licensed Property, which comments and suggestions will be considered by the other party.

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Section 5.             Purchase and Supply of ORU Components and Solvent

5.1                Purchase and Supply of ORU Components.

(a)                 For the one (1) year period commencing on the Effective Date (the “Exclusivity Period”), the Licensed Suppliers shall be Hydrex’s exclusive supplier of components and manufacturing and assembly services for the ORUs (and identical products), subject to the terms and conditions (including termination rights) of the agreements between Hydrex and the Licensed Suppliers and paragraph (c) below; provided, however, that generic components (i.e., parts and components that are available generally and not specifically designed for use in the ORUs) may be purchased by Hydrex from any vendor deemed acceptable to Hydrex in its sole and absolute discretion.

(b)                 Hydrex will enter into agreements with the Licensed Suppliers with respect to ORU components and ORUs on terms and conditions to be negotiated by Hydrex with each such Licensed Supplier.

(c)                 At the conclusion of the Exclusivity Period, Hydrex will be free to purchase components and manufacturing and assembly services for ORUs hereunder from alternate sources of supply (“Alternate Component Sources”); provided, however, that it will give Freestone thirty (30) days prior written notice and the opportunity to object to an Alternate Component Source for Good Cause. Notwithstanding paragraph (a) above, Hydrex shall also have the right to use Alternate Component Sources during the Exclusivity Period in the event a Licensed Supplier fails to supply Hydrex with ORU components or otherwise to perform its obligations under its agreement with Hydrex in a timely manner (subject to any cure provisions therein), provided that Hydrex shall give Freestone the opportunity to object to any such Alternative Component Source for Good Cause pursuant to the procedure described in the preceding sentence. Freestone will provide each Alternate Component Source, on a confidential basis, sufficient information to enable a reputable manufacturer skilled in the applicable field and using its own processes to manufacture ORU Components.

(d)                 Freestone shall provide Hydrex with updated specifications for the ORUs reflecting any Improvements thereto made by or for Freestone. Hydrex shall have the right to purchase or manufacture, or cause to be manufactured, ORUs and ORU components existing (or the specifications of which exist) as of the Effective Date and any new, enhanced or modified versions of the ORUs and ORU components, and the specifications therefor, developed or created thereafter.

(e)                 Upon the reasonable request of Freestone, Hydrex shall agree to test Improvements developed by Freestone by incorporating such Improvements into one or more ORUs to be used by Hydrex or a Hydrex Licensee in its operations, provided that Freestone shall bear all costs associated with such testing, including out-of-pocket costs incurred by Hydrex in connection with such testing (including but not limited to the installation or implementation of the Improvements and the evaluation of performance) and lost revenues directly resulting from any degradation in performance of an ORU resulting from the Improvement.

5.2                Purchase of Solvent.

(a)                 Freestone will use commercially reasonable efforts to supply Hydrex with its Solvent requirements pursuant to forecasts provided by Hydrex to Freestone.

(b)                 The purchase price for Solvent shall be the sum of (i) Freestone’s actual cost of acquiring or producing Solvent plus (ii) ten percent (10%) of such costs, not including taxes, insurance, shipping or other ancillary charges (the “Solvent Purchase Price”). All other terms of sale shall be in accordance with Hydrex’s standard purchase order (the “Purchase Order”), signed or transmitted by an authorized representative of Hydrex. Upon receipt of a Purchase Order from Hydrex, Freestone shall confirm acceptance of such Purchase Order in writing within five (5) business days of receipt thereof.

(c)                 Freestone shall use its best commercial efforts to maintain in inventory at all times a sufficient supply of Solvent to meet Hydrex’s reasonably anticipated needs. Hydrex shall communicate with Freestone on a regular basis (not less frequently than quarterly) regarding Hydrex’s forecasted needs for Solvent in order to assist Freestone in complying with its obligations under this Section 5.2(c). Freestone shall in all cases give priority to Hydrex’s orders for Solvent over orders for Solvent from any other party (including Freestone itself and its Affiliates or Licensees having rights to use the Solvent outside the Licensed Territory), and Freestone shall not sell or otherwise provide Solvent to any person or entity if doing so would result in (i) any delay in filling any Hydrex order in full or (ii) Freestone’s failure to comply with its covenant set forth in the first sentence of this paragraph.

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(d)                 Notwithstanding the foregoing, Freestone shall not be deemed to have breached or failed to perform its obligations under this Section 5.2 to the extent that its performance of such obligations has been prevented or delayed by the occurrence or existence of a Force Majeure.

5.3                Audit.

Freestone shall maintain accurate books and records in accordance with U.S. Generally Accepted Accounting Principles (GAAP), applied on a consistent basis, relating to the cost of supplying Solvent to Hydrex. Such books and records shall be in sufficient detail so as to allow for verification of Freestone’s compliance with the terms of this Agreement. Upon reasonable notice, during regular business hours, not more than once per year, Freestone shall allow Hydrex, or its representative or agent, to audit Freestone’s books and records related to the acquisition, production and sale of Solvent. Except as provided below, all costs associated with such audit(s) shall be borne solely by Hydrex. If such audit reveals an overcharge with respect to such costs Freestone shall pay to Hydrex an amount equal to the difference between the price charged to Hydrex for the sales in question and the Solvent Purchase Price that should have been charged in accordance with Section 5.2(b), within thirty (30) days after receiving the supporting documentation thereof. If the aggregate amount of overcharges equals ten percent (10%) or more of the amount that should have been charged to Hydrex by Freestone for the audited period, then Freestone shall promptly reimburse Hydrex for the reasonable cost of the audit. Any information developed during the audit shall be subject to the confidentiality provisions of this Agreement, and Freestone may redact its books and records as it reasonably determines is necessary to protect the confidential information of third parties.

5.4                Alternate Solvent Source.

Hydrex may identify alternate sources for the supply of Solvent (“Alternate Solvent Sources”) and provide the name of such Alternate Solvent Sources to Freestone. Freestone may reject a proposed Alternate Solvent Source only for Good Cause. In the absence of Good Cause, Hydrex will be free to use such Alternate Solvent Source. Freestone will provide each Alternate Solvent Source, on a confidential basis, Freestone’s Solvent formula and such other information as is necessary and sufficient to enable a reputable manufacturer skilled in the applicable field and using its own processes to manufacture Solvent. For purposes of clarity, Hydrex acknowledges that the License Royalty shall be payable on Gross Receipts derived by Hydrex or a Hydrex Licensee from the use of each ORU, as provided in Exhibit D, whether the Solvent used in connection with such ORU is obtained from Freestone or from an Alternate Solvent Source.

5.5                Alternate Solvent Source Fee.

In the event Hydrex utilizes an Alternate Solvent Source in connection with an ORU, provided that Freestone has not failed to perform in full its obligations under Section 5.2(c), Hydrex will pay to Freestone an alternate sourcing fee equal to ten percent (10%) of the purchase price of such solvent paid to the Alternate Solvent Source (not including taxes, insurance, shipping or other ancillary charges), provided that the alternate sourcing fee will be reduced to the extent the purchase price paid to the Alternate Solvent Source plus the alternate sourcing fee exceeds the most recent Solvent Purchase Price paid to Freestone under Section 5.2(b).

Section 6.             Representations and Warranties of Freestone

Freestone hereby represents and warrants to Hydrex as set forth below. Each representation and warranty set forth in this Section 6 shall be a continuing representation and warranty, made as of the Effective Date and as of each date during the term of this Agreement.

6.1                General Representations and Warranties of Freestone.

(a)                 Freestone is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Freestone has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Freestone is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business.

(b)                 Freestone has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Freestone, including approval by Freestone’s board of directors and, if required, stockholders, and no further action is required on the part of Freestone to authorize this Agreement and the transactions contemplated hereunder. This Agreement has been duly executed and delivered by Freestone and, assuming the due authorization, execution and delivery by Hydrex, constitutes and will constitute the valid and binding obligation of Freestone, enforceable against Freestone in accordance with its terms.

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(c)                 Neither the execution and delivery by Freestone of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the articles of incorporation, as amended, and bylaws, as amended, of Freestone, (ii) any Contract to which Freestone is a party or to which Freestone or its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Freestone or any of its properties (whether tangible or intangible) or assets, including but not limited to the Licensed Property.

(d)                 No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Freestone (so as not to trigger any Conflict), is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(e)                 There is no suit, claim, Actions or Proceedings of any nature pending, or to the knowledge of Freestone, threatened, against Freestone with respect to the Licensed Property (tangible or intangible) or the Solvent nor, to the knowledge of Freestone, is there any reasonable basis therefor.

(f)                  Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Hydrex or Freestone granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, either of them, (ii) Hydrex or Freestone being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Hydrex or Freestone being obligated to pay any royalties or other amounts to any third party in excess of those payable by either of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(g)                 Freestone has not taken any actions (including without limitation the exercise of any rights reserved by Freestone and not granted to Hydrex hereunder) and there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Freestone is a party or otherwise binding upon Freestone, which has or may reasonably be expected to have the effect of prohibiting, impairing, derogating, interfering with or diminishing Hydrex’s rights under this Agreement.

6.2                Representations and Warranties Regarding Intellectual Property Rights.

(a)                 Freestone owns or controls the Licensed Property exclusively or has the right to assign an exclusive license to the Licensed Property in the Territory. Freestone has good and valid title to the Licensed Property.

(b)                 The Licensed Property and the Solvent and, to the knowledge of Freestone, any use thereof by Hydrex or the Hydrex Licensees in accordance with this Agreement do not and will not infringe upon the Intellectual Property Rights of any person, firm or corporation. To the knowledge of Freestone, there is no Patent application that is pending that if issued would be infringed by the Licensed Property or the Solvent.

(c)                 The Licensed Property is accurately and completely set forth on Exhibit B and operates materially in accordance with the specifications and materials provided to Hydrex.

(d)                 The License, the Licensed Property and Freestone’s production and sale of the Solvent are not in violation of any other agreement or restrictions binding upon Freestone.

(e)                 To the extent that any Licensed Property or the Solvent has been developed or created independently by or jointly with any person other than Freestone, Freestone has a written agreement with such person with respect thereto, and Freestone thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property Rights therein by operation of Law or by valid assignment.

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(f)                  Freestone has not transferred ownership of, or granted any license or right to use, or authorized the retention of any rights to use or joint ownership of, any Licensed Property or any Intellectual Property Right in the Licensed Property or the Solvent.

(g)                 To the knowledge of Freestone, the Licensed Property includes all the Intellectual Property Rights used in or reasonably necessary to the operation and performance of the ORUs in accordance with the ORU Specifications.

(h)                 No third party who has licensed Intellectual Property Rights with respect to the Licensed Property to Freestone has ownership rights or license rights to Improvements made by Freestone to such Intellectual Property Rights which have been licensed to Freestone.

(i)                   The manufacture, production, operation, use and commercial exploitation of ORUs and the Licensed Property and the use of the Solvent by Hydrex, the Hydrex Licensees or other persons authorized by Hydrex as contemplated by this Agreement does not, and will not, infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Freestone has not received any notice from any person claiming that such manufacture, production, operation, use or commercial exploitation by or under the authority of Freestone infringes or misappropriates, or would infringe or misappropriate, the Intellectual Property Rights of any person or constitutes, or would constitute, unfair competition or trade practices under the laws of any jurisdiction (nor does Freestone have any knowledge of any basis therefor).

(j)                  All necessary registration, maintenance and renewal fees in connection with the Licensed Property have been paid and all necessary documents and certificates in connection with the Licensed Property have been filed with the relevant Patent, Copyright, Trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Intellectual Property Rights in the Licensed Property. In each case in which Freestone has acquired any Intellectual Property Rights from any person with respect to the Licensed Property or the Solvent, Freestone has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Freestone and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Freestone has recorded each such assignment with the relevant governmental authorities, including the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. For each of the Patents and Patent applications owned by Freestone: (1) all inventors have been identified and properly named; (2) all inventors have executed an assignment of rights in the underlying invention to Freestone; (3) Freestone is the sole assignee of such rights; and (4) the U.S. Patent and Trademark Office (and each similar non-US agency with which filings have been made) has been provided full disclosure, including all known prior art and preferred embodiment at the time of filing.

(k)                 There are no Contracts, licenses or agreements between Freestone and any other person with respect to Licensed Property or the Solvent under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Freestone thereunder.

(l)                   Exhibit E sets forth all software used or required for use as part of or in connection with the Licensed Property (the “Software”). All of the Software is commercially available for not more than $2,000 per product or $10,000 in the aggregate. None of such Software has been modified by Freestone.

(m)               There are no pending or, to the knowledge of Freestone, threatened Actions or Proceedings against Freestone that contest the validity, use or ownership of the Licensed Property or the Solvent or any basis upon which a third party could make a claim against Freestone for invalidity, unenforceability or inequitable conduct with respect to any Intellectual Property Rights in the Licensed Property or the Solvent. To the knowledge of Freestone, no third person infringes, has infringed upon, has misappropriated or otherwise violates or has violated any Intellectual Property Rights in the Licensed Property or the Solvent and no third person has prior rights to or has challenged Freestone’s rights to the Licensed Property or the Solvent.

(n)                 Freestone has protected Freestone’s rights in confidential information and Trade Secrets of Freestone in accordance with Freestone’s Trade Secret policy, a copy of which has been provided to Hydrex and to the extent reasonable and customary in the industries in which Freestone operates. Freestone has and enforces a policy requiring each employee and consultant of Freestone to execute a proprietary rights and confidentiality agreement and all current and former employees and consultants of Freestone who have created or modified any of the Licensed Property or the Solvent have executed such an agreement assigning all of such employees’ and consultants’ rights in and to the Licensed Property or the Solvent to Freestone.

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(o)                 Neither the Licensed Property nor the Solvent is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Freestone or may affect the validity, use or enforceability of the Licensed Property or Hydrex’s use and exploitation of the License or the Solvent.

6.3                ORU-Specific Representations and Warranties of Freestone.

(a)                 Each ORU, when manufactured in accordance with the ORU Specifications, will perform in accordance with such ORU Specifications.

(b)                 Freestone has furnished to Hydrex the ORU Specifications together with any additional information with respect thereto reasonably necessary for a competent manufacturer exercising industry standard practices to make an ORU in compliance with the ORU Specifications.

6.4                Freestone Solvent-Specific Representation and Warranties.

(a)                 Exhibit A contains an accurate description of what Freestone’s proprietary formula for the Solvent does and how the Solvent functions, and states how the Solvent will perform, in all material respects, in accordance with such description when used with ORUs manufactured in accordance with the ORU Specifications.

(b)                 All Solvent sold and delivered to Hydrex by Freestone will have been prepared in accordance with the formula contained in, and will otherwise meet all the requirements of, the specifications therefor contained in the information deposited into the escrow account, if any, contemplated by Section 2.2(c) and described on Exhibit A.

Section 7.             Representations and Warranties of Hydrex

Hydrex hereby represents and warrants to Freestone, as of the Effective Date, as follows:

7.1                General Representations and Warranties of Hydrex.

(a)                 Hydrex is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas. Hydrex has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Hydrex is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business.

(b)                 Hydrex has all requisite company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action on the part of the Hydrex and no further action is required on the part of the Hydrex to authorize this Agreement and the transactions contemplated hereunder. This Agreement has been duly executed and delivered by Hydrex and, assuming the due authorization, execution and delivery by Freestone, constitutes and will constitute the valid and binding obligation of Hydrex, enforceable against Hydrex in accordance with its terms.

(c)                 Neither the execution and delivery by Hydrex of this Agreement nor the consummation of the transactions contemplated hereby will result in any Conflict with or under (i) any provision of the certificate of formation, as amended, and the limited liability company agreement or regulations, as amended, of Hydrex, (ii) any Contract to which Hydrex is a party or to which Hydrex or its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Hydrex or any of its properties (whether tangible or intangible) or assets, except in each case where such Conflict will not have a material adverse effect on Hydrex.

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(d)                 No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Hydrex (so as not to trigger any Conflict), is required in connection with Hydrex’s execution and delivery of this Agreement or its consummation of the transactions contemplated hereby.

(e)                 Neither this Agreement nor the transactions contemplated by this Agreement will result in Hydrex being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.

(f)                  Hydrex has not taken any actions and there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Hydrex is a party or otherwise binding upon Hydrex, which has or may reasonably be expected to have the effect of prohibiting, impairing, derogating, interfering with or diminishing any rights granted by Hydrex to Freestone under this Agreement.

Section 8.             Indemnification

8.1                Indemnification by Freestone.

Freestone shall defend, indemnify and hold Hydrex and its officers, directors, and affiliates (collectively, the “Hydrex Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense (hereinafter individually, a “Loss” and collectively, “Losses”) paid, incurred, accrued or sustained by the Hydrex Indemnified Parties, or any of them, directly or indirectly, as a result of (a) any breach or inaccuracy of a representation or warranty of Freestone contained in this Agreement or in any certificate or instrument delivered to Hydrex pursuant to this Agreement or (b) any failure by Freestone to perform or comply with any covenant applicable to it contained in this Agreement.

8.2                Indemnification by Hydrex.

Hydrex shall defend, indemnify and hold Freestone and its officers, directors, and affiliates (collectively, the “Freestone Indemnified Parties”), harmless against Losses paid, incurred, accrued or sustained by the Freestone Indemnified Parties, or any of them, directly or indirectly, as a result of (a) any breach or inaccuracy of a representation or warranty of Hydrex contained in this Agreement or in any certificate or instrument delivered to Freestone pursuant to this Agreement or (b) any failure by Hydrex to perform or comply with any covenant applicable to it contained in this Agreement.

8.3                Third Party Claims.

(a)                 Promptly after the receipt by any person entitled to indemnification pursuant to this Section 8 (the “Indemnified Party”) of notice of the commencement or proposed commencement of any action (such action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against any party or parties obligated to provide indemnification pursuant to this Section 8 (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided, that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall materially prejudice any defense or claim available to the Indemnifying Party.

(b)                 The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole expense; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, or (iii) the Indemnifying Party has failed to defend or is failing to defend in good faith the Third Party Claim.

(c)                 If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim without the consent of the Indemnified Party unless the settlement shall include (A) no admission of liability on the part of any Indemnified Party and (B) an unconditional release of each Indemnified Party, reasonably satisfactory to the Indemnified Party, from all liability with respect to such Third Party Claim; (ii) subject to the limitations set forth herein, it shall indemnify and hold the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto; and (iii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; provided, that the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have received an opinion of counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; and provided further, that the Indemnifying Party shall not be responsible for the fees and expenses of more than one separate law firm.

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(d)                 The Indemnified Party shall not settle any Third Party Claim if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

8.4                Right to Set Off.

In addition to any other rights and remedies available to Hydrex hereunder, Hydrex will have the right to set off amounts owed by Freestone to Hydrex against amounts payable by Hydrex to Freestone under this Agreement provided that (a) Hydrex is not delinquent in the payment of any undisputed charges to Freestone, and (b) in the event Freestone disputes any amount set-off by Hydrex pursuant to this Section 8.4, Freestone shall have the option by delivery of written notice to Hydrex to submit such Dispute to mediation in accordance with Section 13.3(c). If the neutral mediator recommends that Hydrex pay Freestone any amount so set-off by Hydrex, Freestone shall be entitled to immediate payment of such amount, and Hydrex may exercise any rights or remedies available to it under this Agreement, including filing a suit with a court of competent jurisdiction. Payment by Hydrex of any amount that was set-off under this Section 8.4 shall not be construed, interpreted or deemed as an admission of liability, or statement against interest, by Hydrex or as an agreement of the amount owed by one party to the other.

Section 9.             Limitation on Liability

9.1                Limitation on Monetary Damages.

EXCEPT FOR BREACHES OF CONFIDENTIALITY, INDEMNIFICATION OBLIGATIONS, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, (A) NEITHER PARTY’S LIABILITY FOR DAMAGES HEREUNDER, REGARDLESS OF THE FORM OF ACTION, SHALL EXCEED THE TOTAL FEES PAID (IN THE CASE OF FREESTONE’S LIABILITY TO HYDREX) OR PAYABLE (IN THE CASE OF HYDREX’S LIABILITY TO FREESTONE) FOR THE PRODUCTS & SERVICES HEREUNDER; AND (B) NEITHER PARTY WILL BE LIABLE FOR (WHETHER IN CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY OR OTHER THEORY), TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

9.2                Specific Performance.

Freestone acknowledges that a breach by it of its duties or obligations hereunder will cause irreparable harm to Hydrex and the Hydrex Licensees and that the remedy at law, including money damages, for any such breach would be inadequate. Freestone therefore agrees that, in the event of any such breach or threatened breach, Hydrex shall be entitled, in addition to all other available remedies, to specific performance of the terms hereof and to an injunction restraining any breach or threatened breach of any provision hereof by Freestone, without the necessity of showing economic loss and without any bond or other security being required. Freestone further acknowledges that Hydrex’s duties and obligations under this Agreement consist primarily of its obligation to pay the License Fee as contemplated by Section 2.3 and Exhibit D, and money damages would therefore be adequate to compensate Freestone for any breach by Hydrex of its duties or obligations under this Agreement. Accordingly, Freestone hereby acknowledges and agrees that its right to seek money damages (subject ot the limitations in section 9.1) is its sole and exclusive remedy for any breach of this Agreement by Hydrex, and Freestone hereby waives, and agrees not to assert, any rights it may have to specific performance of the terms hereof, an injunction restraining any breach or threatened breach of any provision hereof by Hydrex or any other equitable remedy whatsoever.

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Section 10.         Termination

10.1            Termination by Freestone.

Freestone may terminate the License:

(a)                 upon at least ninety (90) days prior written notice to Hydrex in the event Hydrex has failed to pay Freestone any undisputed Consideration due under this Agreement and Hydrex does not cure such failure within the ninety (90) day period; or

(b)                 upon written notice to Hydrex in the event that Hydrex’s exclusive license rights under this Agreement shall have been terminated in accordance with Section 2.1(h).

10.2            Termination by Hydrex.

Hydrex may terminate the License:

(a)                 upon at least thirty (30) days prior written notice to Freestone in the event Freestone has materially breached any of the terms or conditions hereof and such breach has not been cured within such thirty (30) day period; or

(b)                 by written notice to Freestone in the event that Freestone becomes insolvent, files or has filed against it a petition under any bankruptcy law (which, if involuntary, is unresolved after sixty (60) days), proposes any dissolution, liquidation, composition, financial reorganization, or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of creditors, or a receiver trustee, custodian, or similar agent is appointed or takes possession with respect to any property or business of such party. Notwithstanding any other rights of either party under this Agreement, all rights and licenses granted under this Agreement by Freestone to Hydrex are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The parties agree that Hydrex, as a licensee of such rights under this Agreement, may retain and fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

Section 11.         Non-Competition

11.1            Non-Competition Agreement with Key Employees and Principals.

Freestone shall cause each of the key employees and principals set forth on Exhibit F attached hereto and incorporated herein by reference to enter into the Non-Competition Agreement in the form attached hereto as Exhibit G with Hydrex and Freestone. Freestone acknowledges and agrees that entry by all of the key employees and principals into their respective Non-Competition Agreements with Hydrex and Freestone is a condition precedent to any payment of the Consideration by Hydrex. Freestone represents and warrants to Hydrex that it has paid such key employees and principals as required by applicable law in connection with the Non-Competition Agreements.

Section 12.         Confidentiality and publicity

12.1            Protection of Confidential Information.

Each party acknowledges that it will have access to proprietary or confidential information (“Confidential Information”) of the other party, including, but not limited to, Trade Secrets and proprietary information included in the Licensed Property and the terms of this Agreement. Each party will protect the Confidential Information of the other party in the same manner in which it protects its own Confidential Information (but in any event will use no less than reasonable care), except as may be specifically permitted hereunder. Confidential Information disclosed by either party and entitled to protection under this Agreement shall include, without limitation, the terms and conditions of this Agreement, source code, design documents, specifications, either party’s financial information, either party’s or a third party’s confidential product information, whether or not any such information is marked as confidential, and, in addition, any other information identified as confidential by appropriate markings on any documents exchanged or, if disclosed orally, on a subsequent written notice provided within ten (10) days of disclosure.

12.2            Exceptions to Confidential Treatment. The obligations of confidentiality and non-use specified above will not apply to any information of one party which:

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(a)                 was known by the other party prior to the execution of this Agreement and not obtained or derived, directly or indirectly, from such party or its Affiliates, or if so obtained or derived, was lawfully obtained or derived and is not held subject to any confidentiality or non-use obligations;

(b)                 is or becomes public or available to the general public otherwise than through any act or default of the other party; provided that no trade secret or other item of Confidential Information shall be considered to be public or available to the general public unless it becomes generally and publicly known to persons having no obligation of confidentiality to the parties, and provided further that only such portion of a trade secret or other item of Confidential Information that is so generally known shall be considered to be public or available to the general public;

(c)                 is obtained or derived prior or subsequent to the date of this Agreement from a third party which is lawfully in possession of such information and does not hold such information subject to any confidentiality or non-use obligations;

(d)                 is independently developed by such party without use of the other party’s Confidential Information, as so established by reasonable evidence presented by such developing party; or

(e)                 is required to be disclosed by one of the parties pursuant to applicable law or under a government or court order or to comply with the rules of the Securities and Exchange Commission or any stock exchange, including NASDAQ; provided, however, that (i) the obligations of confidentiality and non-use will continue to the fullest extent not in conflict with such law, order or rule; and (ii) if and when a party is required to disclose such Confidential Information pursuant to any such law, order or rule, such party will give notice to, and cooperate with, the other party to allow such party to make efforts to obtain a protective order or take such other actions as will prevent or limit, to the fullest extent possible, public access to, or disclosure of, such Confidential Information. Without limiting the foregoing, Freestone agrees that in connection with the filing of this Agreement as an exhibit to any report filed with the Securities and Exchange Commission, it will seek confidential treatment of Exhibit D hereto and such other provisions hereof as Hydrex may reasonably request and will redact, to the extent permitted by the Commission, all such provisions from such filing.

12.3            Breach of Confidentiality Obligations.

Each party acknowledges and agrees that, in the event of a breach or threatened breach of this Section 12, the other party will have no adequate remedy in money or damages and, accordingly, shall be entitled to seek preliminary, permanent and other injunctive relief without having to post bond or prove irreparable injury.

12.4            Publicity.

Each party agrees that it will not issue any press release or make any other public announcement regarding the execution or the terms of this Agreement, or regarding any relationship or transaction between the parties hereto, without the prior consent of the other party, which will not be unreasonably withheld. Notwithstanding the foregoing, this Section 12.4 shall not prevent Freestone from complying with its reporting obligations under the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder, provided that Freestone shall give Hydrex a reasonable opportunity to review and comment on any report that Freestone intends to file thereunder to the extent such report refers to this Agreement or to Hydrex or to any relationship or transaction between the parties hereto.

Section 13.         General

13.1            Warrants.

As a material inducement to Hydrex to enter into this Agreement, concurrently with the execution and delivery hereof, Freestone has granted and issued to Hydrex a warrant to purchase shares of common stock of Freestone, and has agreed to grant certain additional warrants in the future, covering such numbers of shares and containing such terms and conditions as are set forth in that certain Warrant Purchase Agreement between the parties dated as of the date hereof.

13.2            Notices.

All notices, requests, demands, claims and other communications under or relating to this Agreement shall be in writing and shall be delivered personally by hand delivery or national postal service, certified, return receipt requested, postage prepaid, Federal Express or other internationally-recognized receipted overnight courier service, or sent by a confirmed (confirmation report printed) facsimile transmission or via email with follow up copy sent by any of the aforesaid means (failure to send follow up copy by other means shall be deemed failed delivery of notice), to the intended party at the address set forth below (unless notification of a change of address is given in writing). Notice shall be deemed delivered upon the date of personal delivery or facsimile transmission or email transmission or the date of delivery as indicated by Federal Express or other internationally-recognized receipted overnight courier service, or the date indicated on the return receipt from the national postal service.

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If to Hydrex: Hydrex Technologies, LLC

1777 N.E. Loop 410, Suite 600,

San Antonio, TX 78217

Attention: Mr. Mark S. Woodward

Fax: (830) 629-5173

E-mail: markwoodward@hydrexcorp.com

With a copy to (which shall not constitute notice):

Thompson & Knight LLP

1722 Routh St., Suite 1500

Dallas, TX 75201

Attention: Mr. Kenn W. Webb

Fax: (214) 880-3139

E-mail: kenn.webb@tklaw.com

If to Freestone: Freestone Resources, Inc.

325 N. St. Paul Street, Suite 1350

Dallas, TX 75201

Attention: Mr. Clayton Carter, President

Fax: (214) 880-4874

E-mail: ccarter@freestoneresourcesinc.com

With a copy to (which shall not constitute notice):

The Law Offices of S. George Alfonso

5340 Alpha Road

Dallas, Texas 75240

Attention: Mr. George Alfonso

E-mail: geoalfo@aol.com

13.3            Dispute Resolution.

In the event of any claim, conflict, controversy, disagreement or dispute between the parties arising out of, or related in any way to, this Agreement (“Dispute”), and prior to serving notice of any material breach, the parties are required first to attempt resolution of such Dispute in accordance with the escalation procedures set forth in this Section 13.3.

(a)                 Informal Negotiation. The parties shall attempt in good faith to resolve within thirty (30) days any Dispute not resolved in the regular course of business by informal negotiations between executives of the parties having direct responsibility within their respective organizations for the administration of this Agreement upon written notice by one party to the other requesting such negotiation.

(b)                 Formal Negotiation. In the event a Dispute is not resolved by informal negotiations pursuant to Section 13.3(a), such Dispute may be referred by either party to the senior executive level of each party by written notice delivered in accordance with this Agreement. Each party shall appoint and authorize a senior executive to resolve the Dispute on behalf of such party. Such senior executives will meet for negotiations within thirty (30) calendar days after receipt of the written notice at a time and place mutually acceptable to both senior executives (the “Initial Negotiation Period”) and attempt in good faith to resolve the Dispute within the Initial Negotiation Period.

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(c)                 Mediation. (i) If the parties are unable to resolve a Dispute in the manner provided in Section 13.3(b) or (ii) at Freestone’s option pursuant to Section 8.4, the parties shall initiate mediation. The parties shall attempt to reach agreement on a mediator within fifteen (15) days after the expiration of the Initial Negotiation Period or receipt of notice from Freestone to commence mediation under Section 8.4, as applicable. If the parties do not reach agreement on a mediator within that period, either party may request that the American Arbitration Association (“AAA”) appoint a mediator as provided in its mediation rules. The parties shall cooperate with AAA and with one another in selecting a mediator from AAA’s panel of neutral third parties and in promptly scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys and by the mediator or any AAA employees are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. The parties agree to engage in at least one “cooling off period” of twenty-four (24) hours between mediation sessions prior to ending the mediation process. If the Dispute is not resolved within thirty (30) days from the date of the submission of the Dispute to mediation (or such later date as the parties may mutually agree in writing), either party may submit the dispute to Arbitration as provided for in subsection (d) below by providing to the other party a written request for arbitration as contemplated by paragraph (d)(2) below and the Rules.

(d)                 Arbitration. Any Dispute that is not resolved via mediation as set forth in subsection (c) above shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(1) Rules. The arbitration shall be conducted in accordance with the commercial arbitration rules (as then in effect) of the AAA (the “Rules”).

(2) Number of Arbitrators. The arbitration shall be conducted by three arbitrators, unless both Parties to the dispute agree to a sole arbitrator within thirty (30) calendar days after the filing of the arbitration. For greater certainty, for purposes of this section, the filing of the arbitration means the date on which the claimant’s written request for arbitration is received by the other parties to the dispute.

(3) Method of Appointment of the Arbitrators.

(i)                   If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the Parties. If the Parties fail to agree on the arbitrator within thirty (30) calendar days after the filing of the arbitration, or fail to agree to extend this deadline, then the AAA shall appoint the arbitrator.

(ii)                 If the arbitration is to be conducted by three arbitrators, each Party shall appoint one arbitrator from a list of AAA-approved arbitrators within thirty (30) calendar days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) calendar days after the latter of the two arbitrators has been appointed by the Parties. If a Party fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall appoint the remainder of the three arbitrators not yet appointed.

(4) Place of Arbitration. Unless otherwise agreed by the Parties, the place of arbitration shall be Austin, Texas.

(5) Governing Law. The arbitration will conducted pursuant to the procedural and substantive laws of the State of Texas.

(6) Language. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(7) Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

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(8) Notice. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Section 13.2.

(9) Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the Parties concerning the arbitration or the underlying dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

(10) Interim Measures. Either Party may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings) or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the Parties to present evidence and arguments.

(11) Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the Parties. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(12) Interest. The award shall include interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at a rate equal to the most recently available consensus prime rate as published in The Wall Street Journal plus two percent (2%), not to exceed the highest rate allowed by law.

(13) Currency of Award. The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(14) Exemplary Damages. The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law), except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the dispute.

(15) Waiver of Challenge to Decision or Award. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

(16) Confidentiality. All negotiations, mediation, and arbitration relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce this section or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement or award.

13.4            Assignment.

This Agreement and the other agreements entered into by the parties in connection herewith will be binding on the parties’ respective successors and permitted assigns. Freestone may not assign this Agreement and/or any of the rights or obligations hereunder without the prior written consent of Hydrex. Hydrex shall have the right, at Hydrex’s election, to assign this Agreement to an Affiliate within the ninety (90) day period following the Effective Date.

13.5            Independent Parties.

The parties shall at all times be independent parties. Neither party is an employee, joint venture, agent or partner of the other; neither party is authorized to assume or create any obligations or liabilities, express or implied, on behalf of or in the name of the other.

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13.6            Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision; (b) such provision will remain in effect to the extent it is not invalid or unenforceable; and (c) the remainder of this Agreement shall remain in full force and effect and shall in no way be invalidated.

13.7            Waiver.

A delay or failure in enforcing any right or remedy afforded hereunder or by law shall not prejudice or operate to waive that right or remedy or any other right or remedy for a future breach of this Agreement, whether of a like or different character.

13.8            Governing Law.

This Agreement, including any Exhibits attached hereto, shall be construed in accordance with the substantive and procedural laws of the United States and the State of Texas applicable to agreements executed and wholly performed therein, without regard to rules or principles of conflict of laws that might require the application of the laws of any other jurisdiction.

13.9            Entire Agreement.

This Agreement, including any Exhibits attached hereto, sets forth the entire agreement between the parties and supersedes all contracts, proposals or agreements, whether oral or in writing, and all negotiations, discussions and conversations, between the parties with respect to the subject matter contained in this Agreement. Any policies, agreements or understandings made between the parties relating to the subject matter of this Agreement and not explicitly set forth in this Agreement are void and unenforceable. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

13.10         Counterparts.

This Agreement may be executed in counterparts, each of which shall be considered an original hereof but all of which together shall constitute one agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Agreement via electronic transmissions or original signatures.

[Signature page follows.]

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IN WITNESS WHEREOF, Freestone and Hydrex have executed this Agreement as of the date first written above.

FREESTONE RESOURCES, INC.

a Nevada corporation

By: /s/ Clayton Carter

Clayton Carter, President and CEO

HYDREX TECHNOLOGIES, LLC

By: HYDREX CORP.

a Texas corporation

Its: Sole Manager

By: /s/ Mark S. Woodward

Mark S. Woodward, President

SIGNATURE PAGE

MASTER AGREEMENT

Exhibit A

Solvent

The Solvent has a chemical affinity for hydrocarbons. The Solvent will fully encapsulate and bond to a hydrocarbon molecule, and chemically separate said hydrocarbon molecule from any solid or liquid medium. The Solvent’s chemical bond with the hydrocarbon molecule will be broken when the Solvent is heated to approximately one hundred and fifty degrees Fahrenheit and higher.

Laboratory gas chromatography tests indicate that the Solvent will not degrade or change in molecular structure once it has bonded to a hydrocarbon molecule. Gas chromatography also indicates that the Solvent will not degrade or change in molecular structure as the Solvent transfers from various states of matter (eg: gas to liquid or liquid to gas).

The Solvent is not considered a hazardous waste product and it is not considered a carcinogen. The Solvent has no flashpoint.

A-1

Exhibit B

Licensed Property

Redacted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 (“Rule 24b-2”), as amended, and in accordance with the applicable exemption from disclosure under the Freedom of Information Act, 5.U.S.C. §552. A copy of the redacted information has been separately filed with the Commission pursuant to Rule 24b-2.

B-1

Exhibit C

License Deliverables

Redacted pursuant to Rule 24b-2 under the Securities Exchange Act of 1934 (“Rule 24b-2”), as amended, and in accordance with the applicable exemption from disclosure under the Freedom of Information Act, 5.U.S.C. §552. A copy of the redacted information has been separately filed with the Commission pursuant to Rule 24b-2.

C-1

Exhibit D

Financial Terms

I.                    CONSIDERATION:

1.                   Definitions: For the purposes of this Exhibit D the following definitions will apply:

a.                   “Gross Receipts” means revenues invoiced and received by Hydrex or a Hydrex Licensee directly attributable to the use of an ORU and not other elements of services provided by Hydrex or a Hydrex Licensee, and exclusive of any mobilization/demobilization charges, discounts or refunds made to any customers, cost-plus charges for service personnel, and Freestone’s proportionate share of excise, sales and other taxes payable to any taxing authority in any jurisdiction related to the operation of an ORU in such jurisdiction (“Freestone’s Proportionate Share”). For this purpose, Freestone’s Proportionate Share with respect to the operation of each ORU shall be (i) fifteen percent (15%) of the total amount of such taxes payable to the applicable taxing authority during the periods in which Section 2.b(i)(A) below is applicable with respect to such ORU, and (ii) a percentage equal to the applicable License Royalty percentage specified in Section 2.b(i)(B) below during the periods in which Section 2.b(i)(B) is applicable with respect to such ORU.

Freestone shall have the option of agreeing to pay Freestone’s Proportionate Share, and to file all related tax returns and reports, directly to the applicable taxing authorities with respect to all (but not less than all) of the ORUs with respect to which it is entitled to receive the License Royalty pursuant to Section 2.b below. If such an election is made, (a) Hydrex shall provide, or cause to be provided, to Freestone information setting forth the amount of such taxes not later than thirty (30) days before each due date thereof, and (b) Freestone shall make all such payments and file all such returns and reports not later than each applicable due date thereof. Subject to its receipt of the information contemplated by clause (a) of the preceding sentence on a timely basis, Freestone agrees to indemnify, defend and hold harmless Hydrex and its Affiliates from and against any and all liabilities and costs (including but not limited to the full amount of such payments and all fees, penalties and interest imposed by any taxing authority for any failure or delay in the payment thereof) arising out of any failure by Freestone to pay Freestone’s Proportionate Share, or to file any related returns or reports, fully and accurately and in a timely manner. Freestone may terminate such direct-payment election by giving written notice to Hydrex not less than ninety (90) days prior to the end of any calendar year, which termination shall be effective with respect to the year following the year in which such notice is given.

b.                   “Sunk Costs” means the costs incurred by Hydrex and Hydrex Licensees in connection with developing, manufacturing, constructing, assembling, fabricating, mobilizing and placing into service each ORU, including but not limited to the costs of constructing facilities and acquiring equipment and materials necessary, in Hydrex’s judgment, for the production of ORUs, the costs of maintaining such facilities and equipment, permit and license fees and other governmental charges related to the construction and operation of such facilities and property taxes. Sunk Costs will not exceed three million dollars ($3,000,000) per ORU unless Hydrex can reasonably document that the actual Sunk Costs for such ORU are higher.

c.                    “Net Profits” means Gross Receipts less (i) all operational expenses (including but not limited to personnel costs, including compensation and personnel taxes; utilities; and workers’ compensation, property and casualty, general liability and other insurance costs) incurred with respect to an ORU, (ii) depreciation with respect to such ORU in accordance with GAAP, as applied by Hydrex on a consistent basis, (iii) overhead, (iv) excise, sales and other taxes paid or payable by Hydrex, and (v) all amounts paid by Hydrex or Hydrex Licensees to Freestone pursuant to this Agreement, including the License Fees and the Solvent Purchase Price, and all amounts paid to third parties, including the Licensed Suppliers, Alternate Component Sources, Alternate Solvent Sources and the Consultant, by Hydrex and Hydrex Licensees in connection with the development and production of ORUs.

D-1

2.                   License Fee:

a.                   Initial ORU Payment. Hydrex or the applicable Hydrex Licensee shall pay to Freestone a license fee (an “Initial ORU Payment”) on each new ORU manufactured by Hydrex or such Hydrex Licensee as follows:

(i) Fifty Thousand US Dollars ($50,000) with respect to the initial ORU manufactured by Hydrex or a Hydrex Licensee at the earlier of (1) the time Hydrex (or a Hydrex Licensee) makes the first payment to a Licensed Supplier for a component of such ORU or (2) the first anniversary of the Effective Date, and

(ii) One Hundred Thousand US Dollars ($100,000) with respect to each subsequent ORU manufactured by Hydrex or a Hydrex Licensee at the time Hydrex or a Hydrex Licensee makes the first payment to a Licensed Supplier (or Alternate Component Source, if applicable) for a component of such ORU.

(iii) If an ORU is replaced due to damage, theft, obsolescence or otherwise, no Initial ORU Payment will be due with respect to the replacement unit, provided that the total number of ORUs in service does not increase as a result of such replacement.

b.                   License Royalty. In addition to the Initial ORU Payment, Freestone shall earn a license royalty (the “License Royalty”) based on the Gross Receipts derived by Hydrex or the applicable Hydrex Licensee from the use of each ORU in the Licensed Territory, determined as follows:

(i)                   As to each ORU placed into service pursuant to this Agreement, the License Royalty shall be:

(A)    fifteen percent (15%) of the Gross Receipts derived by Hydrex or the applicable Hydrex Licensee until such time as Hydrex or the applicable Hydrex Licensee has realized Net Profits equal to one hundred percent (100%) of the Sunk Costs attributable to such ORU (“Payout”), and

(B)    thereafter, as a percentage of Gross Receipts:

1) twenty-five percent (25%) for the first five (5) years after Payout,

2) fifteen percent (15%) for the next ten (10) years, and

3) royalty-free thereafter.

c.                    Renegotiation. In the event that the royalty rates set forth in (b) above cause the use of the ORUs by Hydrex to become non-competitive in the marketplace Hydrex may request a renegotiation of the rates by sending written notice to Freestone setting forth in reasonable detail the circumstances upon which the renegotiation request is based; e.g., competitive service offerings, lost sales opportunities, etc. (a “Renegotiation Request”). Upon receipt of a Renegotiation Request, the Parties will meet within thirty (30) days and negotiate in good faith toward a revised royalty rate allowing Hydrex to remain competitive with respect to ORUs. If the Parties have not agreed within thirty (30) days of the initial meeting, either Party may submit the matter to the Dispute Resolution proceedings set forth in Section 13.2(c) and (d) of this Agreement.

II.                  PAYMENT TERMS:

a.                   License Royalty. License Royalty shall be calculated and payable on a monthly basis within ten (10) days of the end of each calendar month.

D-2

b.                   Audit. Hydrex and each Hydrex Licensee shall maintain accurate books and records in accordance with GAAP, applied on a consistent basis, relating to the calculation of Gross Receipts, Sunk Costs, Net Profits and License Royalty. Such books and records shall be in sufficient detail so as to allow for verification of Hydrex’s compliance with the terms of this Agreement. Upon reasonable notice, during regular business hours, not more than once per year, Hydrex and each Hydrex Licensee shall allow Freestone, or its representative or agent, to audit Hydrex’s books and records related to the calculation of License Royalties. Except as provided below, all costs associated with such audit(s) shall be borne solely by Freestone. If such audit reveals an overpayment of License Royalty, Freestone shall pay to Hydrex (or the Hydrex Licensee as applicable) the amount of the overage within thirty (30) days after receipt by Freestone of supporting documentation thereof. If such audit reveals an underpayment of License Royalty, Hydrex (or the Hydrex Licensee as applicable) shall pay to Freestone the amount of the shortfall within thirty (30) days after receipt by Hydrex of supporting documentation thereof. If the aggregate amount of underpayments of License Royalty equals ten percent (10%) or more of the amount that should have been paid to Freestone for the audited period, then Hydrex (or the Hydrex Licensee as applicable) shall promptly reimburse Freestone for the reasonable cost of the audit. Any information developed during the audit shall be subject to the confidentiality provisions of this Agreement, and Hydrex (or the Hydrex Licensee as applicable) may redact its books and records as it reasonably determines is necessary to protect the confidential information of third parties.

c.                    Wire Instructions: Any payment due to Freestone under this Agreement shall be made by wire transfer to the following account:

Bank:
Bank Address:

Phone Number:
Routing / ABA#
Account #:

Customer Account Name:	Freestone, Inc.
Contact:

D-3

Exhibit E

Software

None

Exhibit F

Key Freestone Employees and Principals

Clayton Carter

Don Edwards

James Carroll

Jimmy Carter

Cade Carter